Exhibit 99

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Raytheon Technologies Reports Q1 2022 Results

Strong EPS growth and margin expansion driven by Commercial Aerospace

WALTHAM, Mass., April 26, 2022 – Raytheon Technologies Corporation (NYSE: RTX) reported first quarter 2022 results and updated its 2022 outlook.

First quarter 2022
•Sales of $15.7 billion, up 3 percent versus prior year including 4 percent organic growth
•GAAP EPS from continuing operations of $0.74, up 45 percent versus prior year, including $0.41 of acquisition accounting adjustments and net significant and/or non-recurring charges
•Adjusted EPS of $1.15, up 28 percent versus prior year
•Operating cash flow from continuing operations of $476 million; Free cash flow of $37 million
•Achieved approximately $90 million of incremental RTX gross cost synergies
•Repurchased $743 million of RTX shares

Outlook for full year 2022
•Sales of $67.75 - $68.75 billion, down from $68.5 - $69.5 billion. Driven by global sanctions on Russia.
•Confirms adjusted EPS of $4.60 - $4.80
•Confirms free cash flow of approximately $6.0 billion. Assumes the legislation requiring R&D capitalization for tax purposes is deferred beyond 2022.
•Confirms share repurchase of at least $2.5 billion of RTX shares

“The strong commercial aerospace recovery and our focus on operational execution enabled us to deliver both top-line growth and margin expansion year-over-year. As a result, adjusted EPS and free cash flow exceeded our expectations in the first quarter,” said Raytheon Technologies Chairman and CEO Greg Hayes.

“We remain confident in the long-term outlook for our businesses, supported by the return to travel and growing global defense budgets. Now more than ever, we are committed to investing in next-generation technologies and serving our customers to meet their mission-critical needs across aerospace and defense.”

First quarter 2022
Raytheon Technologies reported first quarter sales of $15.7 billion, up 3 percent over the prior year, including 4 points of organic sales growth partially offset by 1 point of net acquisitions and divestitures headwind. GAAP EPS from continuing operations of $0.74 was up 45 percent versus the prior year and included $0.41 of acquisition accounting adjustments and net significant and/or non-recurring charges. This includes $0.25 of acquisition accounting adjustments primarily related to intangible amortization, $0.14 related to the cessation of our business activities in Russia, and $0.02 of restructuring. Adjusted EPS of $1.15 was up 28 percent versus prior year.

See “Use and Definitions of Non-GAAP Financial Measures” below for information regarding non-GAAP financial measures.

The company recorded net income from continuing operations in the first quarter of $1.1 billion, up 43 percent versus prior year and included $620 million of acquisition accounting adjustments and net significant and/or nonrecurring charges. Adjusted net income was $1.7 billion, up 26 percent versus prior year. Operating cash flow from continuing operations in the first quarter was $476 million. Capital expenditures were $439 million, resulting in free cash flow of $37 million.

Summary Financial Results – Continuing Operations

	1st Quarter
($ in millions, except EPS)	2022	2021	% Change
Reported
Sales	$15,716	$15,251	3%
Net Income	$1,103	$772	43%
EPS	$0.74	$0.51	45%

Adjusted
Sales	$15,716	$15,251	3%
Net Income	$1,723	$1,370	26%
EPS	$1.15	$0.90	28%

Operating Cash Flow from Continuing Operations	$476	$723	(34)%
Free Cash Flow	$37	$336	(89)%

Backlog and Bookings
Backlog at the end of the first quarter was $154 billion, of which $92 billion was from commercial aerospace and $62 billion was from defense.

Notable defense bookings during the quarter included:
•$1.2 billion in classified bookings including a strategic competitive award at Raytheon Missiles & Defense (RMD)
•$1.1 billion of classified bookings at Raytheon Intelligence & Space (RIS)
•$651 million for a SPY-6 production and sustainment contract for the U.S. Navy at RMD
•$384 million for Excalibur Rapid Demonstration Phase 2 for the U.S. Army at RMD
•$311 million on Next-Generation Overhead Persistent Infrared GEO missile warning and defense for the U.S. Space Force at RIS
•$251 million for tanker production Lots 7 and 8 at Pratt & Whitney
•$219 million for AIM-9X Sidewinder for the U.S. Navy, U.S. Air Force and international customers at RMD
•$218 million for Patriot engineering services for the U.S. Army and international customers at RMD

Segment Results
The company’s reportable segments are Collins Aerospace, Pratt & Whitney, Raytheon Intelligence & Space (RIS) and Raytheon Missiles & Defense (RMD).

Collins Aerospace

	1st Quarter
($ in millions)	2022	2021	Change
Reported
Sales	$4,824	$4,370	10%
Operating Profit	$440	$314	40%
ROS	9.1%	7.2%	190	bps

Adjusted
Sales	$4,824	$4,370	10%
Operating Profit	$584	$332	76%
ROS	12.1%	7.6%	450	bps

Collins Aerospace had first quarter 2022 adjusted sales of $4,824 million, up 10 percent versus the prior year. The increase in sales was driven by a 39 percent increase in commercial aftermarket and a 12 percent increase in commercial OE, which more than offset a 12 percent decline in military. The increase in commercial sales was driven primarily by the recovery of commercial air traffic which has resulted in higher flight hours, aircraft fleet utilization and narrowbody OE volume. This was partially offset by supply chain constraints on military programs as well as expected declines in F-35 volume.

Collins Aerospace recorded adjusted operating profit of $584 million in the quarter, up 76 percent versus the prior year. The increase in adjusted operating profit was primarily driven by drop through on higher commercial aftermarket, which more than offset lower military sales volume and higher SG&A expense.

Pratt & Whitney

	1st Quarter
($ in millions)	2022	2021	Change
Reported
Sales	$4,529	$4,030	12%
Operating Profit	$151	$20	655%
ROS	3.3%	0.5%	280	bps

Adjusted
Sales	$4,529	$4,030	12%
Operating Profit	$308	$40	670%
ROS	6.8%	1.0%	580	bps

Pratt & Whitney had first quarter 2022 adjusted sales of $4,529 million, up 12 percent versus the prior year. The increase in sales was driven by a 37 percent increase in commercial aftermarket and a 12 percent increase in commercial OE, which more than offset an 11 percent decrease in military. The increase in commercial sales was primarily due to higher shop visits and related spare part sales, and favorable large commercial engine mix. The decrease in military sales was driven primarily by F135 production contract award timing and lower expected production volume that more than offset higher F135 aftermarket volume.

Pratt & Whitney recorded adjusted operating profit of $308 million in the quarter, up 670 percent versus the prior year. The increase in adjusted operating profit was primarily driven by drop through on higher commercial aftermarket sales volume, favorable large commercial OE mix and higher Pratt Canada OE volume. This was partially offset by higher SG&A and E&D as well as lower military sales volume.

Raytheon Intelligence & Space

	1st Quarter
($ in millions)	2022	2021	Change
Reported
Sales	$3,572	$3,765	(5)%
Operating Profit	$378	$388	(3)%
ROS	10.6%	10.3%	30	bps

Adjusted
Sales	$3,572	$3,765	(5)%
Operating Profit	$378	$388	(3)%
ROS	10.6%	10.3%	30	bps

RIS had first quarter 2022 adjusted sales of $3,572 million, down 5 percent versus the prior year. The decrease in sales was primarily driven by the divestiture of the Global Training and Services business. Excluding the impact of acquisitions and divestitures, sales were down slightly versus prior year. Lower sales in command/control and communications as well as sensing and effects were nearly offset by higher sales in classified cyber programs.

RIS recorded adjusted operating profit of $378 million, down 3 percent versus the prior year. The decrease in adjusted operating profit was primarily driven by the impact of the Global Training and Services divestiture, partially offset by net productivity across various programs.

Raytheon Missiles & Defense

	1st Quarter
($ in millions)	2022	2021	Change
Reported
Sales	$3,527	$3,793	(7)%
Operating Profit	$387	$496	(22)%
ROS	11.0%	13.1%	(210)	bps

Adjusted
Sales	$3,527	$3,793	(7)%
Operating Profit	$387	$496	(22)%
ROS	11.0%	13.1%	(210)	bps

RMD had first quarter 2022 adjusted sales of $3,527 million, down 7 percent versus prior year. The decrease in sales was primarily driven by continuing supply chain constraints and declines on certain Land Warfare and Air Defense programs.

RMD recorded adjusted operating profit of $387 million, down 22 percent versus the prior year. The decrease in adjusted operating profit was driven primarily by lower net program efficiencies and unfavorable program mix.

About Raytheon Technologies
Raytheon Technologies Corporation is an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide. With four industry-leading businesses ― Collins Aerospace Systems, Pratt & Whitney, Raytheon Intelligence & Space and Raytheon Missiles & Defense ― the company delivers solutions that push the boundaries in avionics, cybersecurity, directed energy, electric propulsion, hypersonics, and quantum physics. The company, formed in 2020 through the combination of Raytheon Company and the United Technologies Corporation aerospace businesses, is headquartered in Waltham, Massachusetts.

Conference Call on the First Quarter 2022 Financial Results
Raytheon Technologies’ financial results conference call will be held on Tuesday, April 26, 2022 at 8:30 a.m. ET. The dial-in number for the conference call will be (866) 219-7829 in the U.S. or (478) 205-0667 outside of the U.S. The passcode is 2474038. The conference call will also be audiocast on the Internet at www.rtx.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for download prior to the call.

Use and Definitions of Non-GAAP Financial Measures
Raytheon Technologies Corporation (“RTC”) reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted net sales, organic sales, adjusted operating profit (loss), adjusted net income and adjusted earnings per share (“EPS”) are non-GAAP financial measures. Adjusted net sales represents consolidated net sales (a GAAP measure), excluding significant items of a non-recurring and/or nonoperational nature (hereinafter referred to as “other significant items”). Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items. Adjusted operating profit (loss) represents operating profit (loss) (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and other significant items. Acquisition accounting adjustments include the amortization of acquired intangible assets related to acquisitions, the amortization of the property, plant and equipment fair value adjustment acquired through acquisitions and the amortization of customer contractual obligations related to loss making or below market contracts acquired.
Adjusted net income represents net income from continuing operations (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and other significant items. Adjusted EPS represents diluted earnings per share from continuing operations (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and other significant items. For the Business segments, when applicable, adjustments of net sales similarly reflect continuing operations excluding other significant items, organic sales similarly excludes the impact of foreign currency, acquisitions and divestitures, and other significant items, and adjustments of operating profit (loss) and operating profit margins (also referred to as return on sales (ROS)) similarly reflect continuing operations, excluding restructuring, acquisition accounting adjustments and other significant items.

Free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing RTC’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of RTC’s common stock and distribution of earnings to shareowners.

A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

When we provide our expectation for adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations and expected cash flow from operations, respectively) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward- looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide Raytheon Technologies Corporation (“RTC”) management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “goals,” “objectives,” “confident,” “on track” and other words of similar meaning. Forward- looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax payments and rates, research and development spending, cost savings, other measures of financial performance, potential future plans, strategies or transactions, credit ratings and net indebtedness, other anticipated benefits to RTC of the United Technologies Corporation (“UTC”) acquisition of Rockwell Collins in 2018, the merger (the “merger”) between UTC and Raytheon Company (“Raytheon”)) or the spin-offs by UTC of Otis Worldwide Corporation and Carrier Global Corporation into separate independent companies (the “separation transactions”), including estimated synergies and customer cost savings resulting from the merger and the anticipated benefits and costs of the separation transactions and other statements that are not solely historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of changes in global economic, capital market and political conditions in the U.S. and globally, such as from the global sanctions and export controls with respect to Russia, and any changes therein, including related to financial market conditions, fluctuations in commodity prices, inflation, interest rates and foreign currency exchange rates, disruptions in global supply chain and labor markets, and geopolitical risks; (2) risks associated with U.S. government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration or the allocation of funds to governmental responses to COVID-19, a continuing resolution, a government shutdown, or otherwise, and uncertain funding of programs; (3) challenges in the development, production, delivery, support, and performance of RTC advanced technologies and new products and services and the realization of the anticipated benefits (including our expected returns under customer contracts), as well as the challenges of operating in RTC’s highly- competitive industries; (4) the effect of and risks relating to the coronavirus disease 2019 (COVID-19) pandemic on RTC’s business, supply chain, operations and the industries in which it operates, including the decrease in global air travel, and the timing and extent of the recovery from COVID-19; (5) risks relating to RTC international operations from, among other things, changes in trade policies and implementation of sanctions, foreign currency fluctuations, economic conditions, political factors, sales methods, and U.S. or local government regulations; (6) the condition of the aerospace industry; (7) risks relating to RTC’s reliance on U.S. and non-U.S. suppliers and commodity markets, including the effect of sanctions, delays and disruptions in the delivery of materials and services to RTC or its suppliers and price increases; (8) the scope, nature, timing and challenges of managing acquisitions, investments, divestitures and other transactions, including the realization of synergies and opportunities for growth and innovation, the assumption of liabilities and other risks and incurrence of related costs and expenses; (9) compliance with legal, environmental, regulatory and other requirements, including, among other things, export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anticorruption requirements, such as the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations in the U.S. and other countries in which RTC and its businesses operate; (10) the outcome of pending, threatened and future legal proceedings, investigations and other contingencies, including those related to U.S. government audits and disputes; (11) factors that could impact RTC’s ability to engage in desirable capital-raising or strategic transactions, including its capital structure, levels of indebtedness, capital expenditures and research and development spending, and the availability of credit, credit market conditions and other factors; (12) uncertainties associated with the timing and scope of future repurchases by RTC of its common stock or declarations of cash dividends, which may be discontinued, accelerated, suspended or delayed at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (13) the risks relating to realizing expected benefits from RTC strategic initiatives such as cost reduction, restructuring, digital transformation and other operational initiatives; (14) the risks relating to the integration of legacy businesses of UTC and RTC as well as the merger, and the realization of the anticipated benefits of those transactions; (15) risks of additional tax exposures due to new tax legislation or other developments, in the U.S. and other countries in which RTC and its businesses operate; (16) the ability of RTC to attract, train and retain qualified personnel and maintain its culture and high ethical standards, and the ability of our personnel to continue to operate our facilities and businesses around the world; (17) risks relating to a RTC product safety failure or other failure affecting RTC’s or its customers’ or suppliers’ products or systems; (18) risks relating to cyber-attacks on RTC’s information technology infrastructure, products, suppliers, customers and partners, threats to RTC facilities and personnel, as well as other events outside of RTC’s control such as public health crises, damaging weather or other acts of nature; (19) the effect of changes in accounting estimates for our programs on our financial results; (20) the effect of changes in pension and other postretirement plan estimates and assumptions and contributions; (21) risks relating to an impairment of goodwill and other intangible assets; (22) the effects of climate change and changing climate-related regulations, customer and market demands, products and technologies; and (23) the intended qualification of (i) the merger as a tax-free reorganization and (ii) the separation transactions and other internal restructurings as tax-free to UTC and former UTC shareowners, in each case, for U.S. federal income tax purposes. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of RTC, UTC and Raytheon on Forms S-4, 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission from time to time. Any forward-looking statement speaks only as of the date on which it is made, and RTC assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

RTC-IR
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Raytheon Technologies Corporation
Condensed Consolidated Statement of Operations

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions, except per share amounts; shares in millions)	2022	2021
Net Sales	$15,716	$15,251
Costs and Expenses:
Cost of sales	12,560	12,537
Research and development	635	589
Selling, general and administrative	1,469	1,220
Total Costs and Expenses	14,664	14,346
Other income, net	28	108
Operating profit	1,080	1,013
Non-service pension income	(480)	(491)
Interest expense, net	318	346
Income from continuing operations before income taxes	1,242	1,158
Income tax expense	116	345
Net income from continuing operations	1,126	813
Less: Noncontrolling interest in subsidiaries’ earnings from continuing operations	23	41
Income from continuing operations attributable to common shareowners	1,103	772
Loss from discontinued operations attributable to common shareowners	(19)	(19)
Net income attributable to common shareowners	$1,084	$753

Earnings (loss) Per Share attributable to common shareowners - Basic:
Income from continuing operations	$0.74	$0.51
Loss from discontinued operations	(0.01)	(0.01)
Net income attributable to common shareowners	$0.73	$0.50
Earnings (loss) Per Share attributable to common shareowners - Diluted:
Income from continuing operations	$0.74	$0.51
Loss from discontinued operations	(0.02)	(0.01)
Net income attributable to common shareowners	$0.72	$0.50

Weighted Average Shares Outstanding:
Basic shares	1,486.8	1,511.1
Diluted shares	1,497.9	1,514.1

Raytheon Technologies Corporation
Segment Net Sales and Operating Profit

	Quarter Ended
	(Unaudited)
	March 31, 2022		March 31, 2021
(dollars in millions)	Reported	Adjusted	Reported	Adjusted
Net Sales
Collins Aerospace Systems	$4,824	$4,824	$4,370	$4,370
Pratt & Whitney	4,529	4,529	4,030	4,030
Raytheon Intelligence & Space	3,572	3,572	3,765	3,765
Raytheon Missiles & Defense	3,527	3,527	3,793	3,793
Total segments	16,452	16,452	15,958	15,958
Eliminations and other	(736)	(736)	(707)	(707)
Consolidated	$15,716	$15,716	$15,251	$15,251

Operating Profit
Collins Aerospace Systems	$440	$584	$314	$332
Pratt & Whitney	151	308	20	40
Raytheon Intelligence & Space	378	378	388	388
Raytheon Missiles & Defense	387	387	496	496
Total segments	1,356	1,657	1,218	1,256
Eliminations and other	(34)	(40)	(31)	(31)
Corporate expenses and other unallocated items	(136)	(97)	(81)	(51)
FAS/CAS operating adjustment	378	378	423	423
Acquisition accounting adjustments	(484)	—	(516)	—
Consolidated	$1,080	$1,898	$1,013	$1,597

Segment Operating Profit Margin
Collins Aerospace Systems	9.1%	12.1%	7.2%	7.6%
Pratt & Whitney	3.3%	6.8%	0.5%	1.0%
Raytheon Intelligence & Space	10.6%	10.6%	10.3%	10.3%
Raytheon Missiles & Defense	11.0%	11.0%	13.1%	13.1%
Total segment	8.2%	10.1%	7.6%	7.9%

Raytheon Technologies Corporation
Condensed Consolidated Balance Sheet

	March 31, 2022	December 31, 2021
(dollars in millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$6,040	$7,832
Accounts receivable, net	9,076	9,661
Contract assets	11,566	11,361
Inventory, net	9,749	9,178
Other assets, current	4,309	4,018
Total Current Assets	40,740	42,050
Customer financing assets	2,766	2,848
Fixed assets, net	14,837	14,972
Operating lease right-of-use assets	1,911	1,958
Goodwill	54,316	54,436
Intangible assets, net	38,118	38,516
Other assets	6,678	6,624
Total Assets	$159,366	$161,404

Liabilities, Redeemable Noncontrolling Interest and Equity
Short-term borrowings	$140	$134
Accounts payable	8,270	8,751
Accrued employee compensation	1,880	2,658
Other accrued liabilities	11,004	10,162
Contract liabilities	13,739	13,720
Long-term debt currently due	24	24
Total Current Liabilities	35,057	35,449
Long-term debt	31,308	31,327
Operating lease liabilities, non-current	1,627	1,657
Future pension and postretirement benefit obligations	7,709	7,855
Other long-term liabilities	9,643	10,417
Total Liabilities	85,344	86,705
Redeemable noncontrolling interest	36	35
Shareowners’ Equity:
Common Stock	37,468	37,445
Treasury Stock	(13,483)	(12,727)
Retained earnings	50,592	50,265
Accumulated other comprehensive loss	(2,115)	(1,915)
Total Shareowners’ Equity	72,462	73,068
Noncontrolling interest	1,524	1,596
Total Equity	73,986	74,664
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$159,366	$161,404

Raytheon Technologies Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2022	2021
Operating Activities:
Net income from continuing operations	$1,126	$813
Adjustments to reconcile net income from continuing operations to net cash flows provided by operating activities:
Depreciation and amortization	1,014	1,123
Deferred income tax (benefit) provision	(601)	153
Stock compensation cost	103	84
Net periodic pension and other postretirement income	(360)	(358)
Change in:
Accounts receivable	556	(799)
Contract assets	(219)	(311)
Inventory	(587)	(113)
Other current assets	(281)	(193)
Accounts payable and accrued liabilities	(316)	538
Contract liabilities	(50)	(56)
Other operating activities, net	91	(158)
Net cash flows provided by operating activities from continuing operations	476	723
Investing Activities:
Capital expenditures	(439)	(387)
Investments in businesses	—	(6)
Dispositions of businesses, net of cash transferred	35	1,049
Customer financing assets payments, net	(19)	(81)
Increase in collaboration intangible assets	(50)	(32)
(Payments) receipts from settlements of derivative contracts, net	(33)	49
Other investing activities, net	(12)	(10)
Net cash flows (used in) provided by investing activities from continuing operations	(518)	582
Financing Activities:
Repayment of long-term debt	—	(286)
Change in short-term borrowings, net	6	(13)
Dividends paid on Common Stock	(745)	(705)
Repurchase of Common Stock	(743)	(375)
Net transfers to discontinued operations	—	(5)
Other financing activities, net	(263)	(160)
Net cash flows used in financing activities from continuing operations	(1,745)	(1,544)
Discontinued Operations:
Net cash used in operating activities	—	(5)
Net cash used in investing activities	—	—
Net cash provided by financing activities	—	5
Net cash used in discontinued operations	—	—
Effect of foreign exchange rate changes on cash and cash equivalents	15	23
Net decrease in cash, cash equivalents and restricted cash	(1,772)	(216)
Cash, cash equivalents and restricted cash, beginning of period	7,853	8,832
Cash, cash equivalents and restricted cash, end of period	6,081	8,616
Less: Restricted cash, included in Other assets	41	37
Cash and cash equivalents, end of period	$6,040	$8,579

Raytheon Technologies Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions - Income (Expense))	2022	2021
Collins Aerospace Systems
Net sales	$4,824	$4,370
Operating profit	$440	$314
Restructuring	(3)	(18)
Impairment charges and reserve adjustments related to Russia sanctions (1)	(141)	—
Adjusted operating profit	$584	$332
Adjusted operating profit margin	12.1%	7.6%
Pratt & Whitney
Net sales	$4,529	$4,030
Operating profit	$151	$20
Restructuring	(2)	(20)
Impairment charges and reserve adjustments related to Russia sanctions (1)	(155)	—
Adjusted operating profit	$308	$40
Adjusted operating profit margin	6.8%	1.0%
Raytheon Intelligence & Space
Net sales	$3,572	$3,765
Operating profit	$378	$388
Adjusted operating profit margin	10.6%	10.3%
Raytheon Missiles & Defense
Net sales	$3,527	$3,793
Operating profit	$387	$496
Adjusted operating profit margin	11.0%	13.1%
Eliminations and Other
Net sales	$(736)	$(707)
Operating loss	$(34)	$(31)
Impairment charges and reserve adjustments related to Russia sanctions (1)	6	—
Adjusted operating loss	$(40)	$(31)
Corporate expenses and other unallocated items
Operating loss	$(136)	$(81)
Restructuring	(39)	(5)
Costs associated with the separation of the commercial businesses	—	(8)
Transaction and integration costs associated with the Raytheon Merger	—	(17)
Adjusted operating loss	$(97)	$(51)
FAS/CAS Operating Adjustment
Operating profit	$378	$423
Acquisition Accounting Adjustments
Operating loss	$(484)	$(516)
Acquisition accounting adjustments	(484)	(516)
Adjusted operating profit	$—	$—
RTC Consolidated
Net sales	$15,716	$15,251
Operating profit	$1,080	$1,013
Restructuring	(44)	(43)
Acquisition accounting adjustments	(484)	(516)

Total significant non-recurring and non-operational items included in Operating profit above	(290)	(25)
Adjusted operating profit	$1,898	$1,597
(1)    Total significant non-recurring and non-operational items in the table above for the quarter ended March 31, 2022 includes a net pre-tax charge of $0.3 billion related to the impact of the sanctions imposed upon Russia in response to the Russia-Ukraine conflict, primarily consisting of charges related to increased estimates for credit losses on both our accounts receivables and contract assets, inventory reserves, impairment of customer financing assets for products under lease and contract fulfillment costs, and recognition of supplier obligations. Management has determined that these items are directly attributable to the sanctions, incremental to similar costs (or income) incurred for reasons other than the sanctions and not expected to recur, and therefore, not indicative of the Company’s ongoing operational performance.

Raytheon Technologies Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Income from Continuing Operations, Earnings Per Share, and Effective Tax Rate

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions - Income (Expense))	2022	2021
Income from continuing operations attributable to common shareowners	$1,103	$772
Total Restructuring	(44)	(43)
Total Acquisition accounting adjustments	(484)	(516)
Total significant non-recurring and non-operational items included in Operating profit	(290)	(25)
Significant non-recurring and non-operational items included in Non-service Pension Income
Non-service pension restructuring	5	—
Tax effect of restructuring and significant non-recurring and non-operational items above	182	134
Significant non-recurring and non-operational items included in Income Tax Expense
Tax impact from business disposal	—	(148)
Significant non-recurring and non-operational items included in Noncontrolling Interest
Noncontrolling interest share of certain Russia sanction charges	11	—
Less: Impact on net income attributable to common shareowners	(620)	(598)
Adjusted income from continuing operations attributable to common shareowners	$1,723	$1,370

Diluted Earnings Per Share	$0.74	$0.51
Impact on Diluted Earnings Per Share	(0.41)	(0.39)
Adjusted Diluted Earnings Per Share	$1.15	$0.90

Effective Tax Rate	9.3%	29.8%
Impact on Effective Tax Rate	(5.2)%	10.8%
Adjusted Effective Tax Rate	14.5%	19.0%

Raytheon Technologies Corporation
Free Cash Flow Reconciliation

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2022	2021
Net cash flows provided by operating activities from continuing operations	$476	$723
Capital expenditures	(439)	(387)
Free cash flow	$37	$336